Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

PGI Reports Second Quarter 2014 Results

For Immediate Release

Monday, August 11, 2014

Charlotte, N.C. --- Polymer Group, Inc. (“PGI” or the “Company”) reported results of operations for the second quarter ended June 28, 2014.

As previously announced, the Company completed the acquisition of Providência on June 11, 2014 (the "Providência Acquisition Date"), whereby the Company acquired a 71.25% controlling interest in Providência. The results of operations of Providência have been included in the Company's operating results since the Providência Acquisition Date. In addition, the Company completed the acquisition of Fiberweb on November 15, 2013 (the "Fiberweb Acquisition Date"), whereby Fiberweb became a wholly-owned subsidiary of the Company. The results of operations of Fiberweb have been included in the Company's operating results since the Fiberweb Acquisition Date.

Second Quarter 2014 Highlights:

•	Record Sales and Adjusted EBITDA

◦	Net sales for the second quarter increased 50.9% from a year ago and increased 4.1% from the first quarter of 2014

◦	Adjusted EBITDA for the second quarter increased 59.3% from a year ago and increased 13.8% quarter-over-quarter

•	Acquisitions, Growth Investments and Strength in Core Markets Continue to Lead Year-over-Year and Sequential Improvement

◦
Integration of Fiberweb and cost optimization realization are ahead of schedule and contributing to volume, net sales and Adjusted EBITDA growth that is expected to continue in 2014. Annualized integration synergies are now expected to exceed $40.0 million

◦	The Providência transaction closed on June 11, 2014, providing $20.7 million of net sales during the quarter

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PGI Reports Second Quarter 2014 Results

◦
Base business growth was achieved during the quarter. The hygiene line in Asia is supporting year-over-year growth in region, along with continued contributions from the spunmelt line in Waynesboro, Va. for the Americas region. Europe benefited from the stabilization of underlying demand and relatively stable volume trends

•	Profitability Improves on Operational Excellence and Improved Raw Material Environment

◦	Cost optimization, operational excellence initiatives and manufacturing efficiencies contributed to improvement in profitability

◦	Declines in raw material costs compared to the first quarter of 2014 provided for an improved relative quarter-over-quarter benefit, although costs were higher compared to the prior year period

PGI’s Chief Executive Officer, J. Joel Hackney Jr., stated, “Our second quarter results represented a major milestone for PGI. We delivered record sales and Adjusted EBITDA in the second quarter as a result of growth in both our base business and strategic acquisitions. I am pleased with our continued momentum, including our progress with the integration of Fiberweb, where we have identified annualized synergies in excess of $40 million. We achieved another significant step in our global transformation during the quarter with the closing of Providência in June. Consistent with our strategy to win in emerging markets, we expect the added growth potential from this acquisition to complement our overall portfolio and leading global hygiene position. We also continue to be extremely focused on our other strategic imperatives to achieve economic leadership, drive growth in new markets and develop and retain the best talent to support future growth.”

SECOND QUARTER 2014 RESULTS

Net sales were $439.9 million for the second quarter of 2014 compared with $291.5 million for the second quarter of 2013. The increase in net sales was primarily driven by an increase in overall volumes as well as favorable foreign currency impacts of $3.8 million. Net sales in Asia increased 8.8%, driven by a strong healthcare market as well as incremental volume from our new hygiene manufacturing line. In addition, net sales in the Americas and Europe increased 47.7% and 91.2%, respectively, as incremental sales from both Fiberweb and Providência, as well as continued contribution from our new spunmelt line in Waynesboro, Va., helped mitigate lower net selling prices and product mix in Europe and Asia.

Overall volume growth contributed $146.0 million to net sales compared with the three months ended June 29, 2013. The increase was primarily driven by the contribution of Fiberweb results, representing an incremental $114.4 million of net sales for the current period. In addition, our recent acquisition of Providência provided $20.7 million of net sales for the period from June 11, 2014 to June 28, 2014. Incremental volume growth of $4.9 million in Asia was driven by higher volumes sold in the hygiene and healthcare markets, both of which were supported by our recent capacity expansions. On a comparable basis, European results reflected the stabilization of underlying demand across our platform, resulting in relatively stable volume trends overall. These increases were partially offset by lower volume in the Americas, primarily driven by lower wipes and industrial market sales as well as the timing of customer orders.

For the three months ended June 28, 2014, net selling prices decreased $1.4 million compared with the three months ended June 29, 2013. The pricing decrease was primarily driven by product mix movements in Asia, which impacted net sales by $1.2 million. In addition, we experienced lower net selling prices in Europe and in our Oriented Polymers segment of $0.9 million and $0.6 million,

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PGI Reports Second Quarter 2014 Results

respectively. The pricing decrease, primarily associated with our passing through lower sequential quarter raw material costs associated with index-based selling agreements and market-based pricing trends, were partially offset by higher net selling prices in the Americas.

Gross profit for the three months ended June 28, 2014 was $85.9 million, a $35.5 million increase compared with the three months ended June 29, 2013. The increase was primarily driven by the contribution of Fiberweb results, representing an incremental $28.0 million of net sales for the current period and included contributions associated with integration synergies. In addition, our recent acquisition of Providência provided $5.5 million for the period, which included $3.2 million of expense (0.7% of sales) related to the amortization expense of the inventory step-up associated with purchase accounting associated with the acquisition. As a result, gross profit as a percentage of net sales for the three months ended June 28, 2014 increased to 19.5% from 17.3% for the three months ended June 29, 2013.

Apart from the impact of the acquisitions, gross profit increased $2.0 million compared to the prior year. The increase in gross profit was primarily driven by volume increases in Asia associated with the benefits of additional capacity and improved manufacturing efficiencies. Combined with incremental volume in Europe, these increases more than offset slight volume reductions in the Americas. In addition, a $1.1 million reduction of our labor component of cost of goods sold reflects the positive benefits of our cost reduction initiatives. However, these amounts were partially offset by an increase in our overhead component of $2.6 million, primarily associated with manufacturing costs in Europe and higher depreciation expense in Asia, partially offset by favorable foreign currency impacts. We also experienced lower net spreads (the difference between the change in raw material costs and selling prices) of $5.2 million as raw material costs were higher during the three months ended June 28, 2014 compared to the prior year period.

Selling, general and administrative (SG&A) expenses for the three months ended June 28, 2014 were $65.4 million, a $26.0 million increase compared with the three months ended June 29, 2013. The increase was the result of the inclusion of Fiberweb, which added an incremental $20.2 million of costs for the period, and our recent acquisition of Providência added $7.7 million to SG&A expenses. Excluding these additions, all other SG&A expenses were lower by $1.9 million compared to the second quarter of 2013. As a result, selling, general and administrative expenses as a percentage of net sales increased to 14.9% for the three months ended June 28, 2014 from 13.5% for the three months ended June 29, 2013. Other factors that contributed to the increase include higher short-term incentive compensation and other employee-related expenses, as well as increased selling, marketing and freight expenses. However, these costs were partially offset by lower stock-based compensation expense and amounts related to third-party fees and expenses.

Special charges were $24.3 million for the second quarter of 2014 and included $12.4 million related to professional fees and other transaction costs associated with our acquisition of Providência. In addition, we incurred $7.3 million of restructuring and plant realignment activities primarily associated with the Fiberweb Acquisition. Other Fiberweb integration costs during the quarter totaled $4.4 million. Special charges were $1.7 million for the second quarter of 2013 and included $1.0 million related to restructuring and plant realignment costs.

The Company reported an operating loss for the second quarter of 2014 of $7.6 million compared with operating income of $8.3 million in the second quarter of 2013 and a loss of $8.6 million in the first quarter of 2014. The overall decrease in operating income was primarily driven by higher special charges and the impact of purchase accounting adjustments associated with the acquisition of Fiberweb and Providência.

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PGI Reports Second Quarter 2014 Results

Interest expense during the quarter was $31.6 million, which included $10.7 million of period-specific debt issuance costs associated with the financing of the Providência Acquisition. Foreign currency and other, net for the quarter provided a benefit of $10.0 million as a result of the monetization and changes in fair value of certain currency contracts in place associated with the Providência Acquisition. Income tax during the quarter was a benefit of $5.4 million and earnings of attributable to noncontrolling interests resulted in a charge of $2.3 million.

As a result of the above, the Company reported a net loss of $21.6 million for the second quarter of 2014 compared with a net loss of $7.9 million for the second quarter of 2013 and a net loss of $10.1 million in the first quarter of 2014.

Adjusted EBITDA for the second quarter of 2014 was $55.3 million compared with $34.7 million for the second quarter of 2013 and $48.6 million for the first quarter of 2014. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

SIX MONTHS ENDED JUNE 28, 2014 RESULTS

Net sales were $862.5 million for the six months ended June 28, 2014 compared with $578.6 million for the six months ended June 29, 2013. The increase in net sales was primarily driven by an increase in overall volumes as well as favorable foreign currency impacts of $6.5 million. Net sales in Asia increased 16.5% driven by a strong healthcare market as well as incremental volume from our new hygiene manufacturing line. In addition, net sales in the Americas and Europe increased 43.7% and 87.2%, respectively, as incremental sales from both Fiberweb and Providência as well as continued contribution from our new spunmelt line in Waynesboro, Va., helped mitigate lower net selling prices and product mix issues in Europe and Asia.

Overall volume growth contributed $276.3 million to net sales compared with the six months ended June 29, 2013. The increase was primarily driven by the contribution of Fiberweb results, representing an incremental $233.6 million of net sales for the current period. In addition, our recent acquisition of Providência provided $20.7 million of net sales. Incremental volume growth of $17.7 million in Asia was driven by higher volumes sold in the hygiene and healthcare markets, both of which were supported by our recent capacity expansions. On a comparable basis, European results reflected the stabilization of underlying demand across our platform, resulting in relatively stable volume trends overall. These increases were partially offset by lower volume in the Americas, primarily driven by lower wipes and industrial market sales as well as the timing of customer orders.

For the six months ended June 28, 2014, net selling prices increased $1.1 million compared with the six months ended June 29, 2013. The pricing increase was driven by higher net selling prices of $7.5 million in the Americas, primarily associated with our passing through higher raw material costs associated with index-based selling agreements and market-based pricing trends. These increases were partially offset by product mix movements in Asia associated with hygiene products, impacting net sales by $5.0 million, and lower selling prices of $1.7 million in Europe.

Gross profit for the six months ended June 28, 2014 was $159.8 million, a $63.5 million increase compared with the six months ended June 29, 2013. The increase was primarily driven by the contribution of Fiberweb results, representing an incremental $53.2 million of net sales for the current period and included contributions associated with integration synergies. In addition, our recent acquisition of Providência provided $5.5 for the period, which included $3.2 million (0.4% of sales) related to the non-recurring amortization expense of the inventory step-up established as a result of

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PGI Reports Second Quarter 2014 Results

the acquisition. As a result, gross profit as a percentage of net sales for the six months ended June 28, 2014 increased to 18.5% from 16.6% for the six months ended June 29, 2013.

Apart from the impact of the acquisitions, gross profit increased $4.8 million compared with the prior year. The increase in gross profit was primarily driven by volume increases in Asia associated with the benefits of additional capacity and improved manufacturing efficiencies. Combined with incremental volume in Europe, these increases more than offset slight volume reductions in the Americas. In addition, a $3.5 million reduction of our labor component of cost of goods sold reflects the positive benefits of our cost reduction initiatives. However, these amounts were partially offset by an increase in our overhead component of $5.5 million, primarily associated with manufacturing costs in Europe and higher depreciation in Asia. We also experienced lower net spreads (the difference between the change in raw material costs and selling prices) of $7.2 million as raw material costs increased during the six months ended June 28, 2014 in excess of increases in selling prices.

SG&A expenses for the six months ended June 28, 2014 were $120.9 million, a $47.2 million increase compared with the six months ended June 29, 2013. The increase was fully represented by the inclusion of Fiberweb, which added an incremental $39.5 million of costs for the period and our recent acquisition of Providência, which added $7.7 million. As a result, selling, general and administrative expenses as a percentage of net sales increased to 14.0% for the three months ended June 28, 2014 from 12.7% for the three months ended June 29, 2013. Higher short-term incentive compensation and other employee-related expenses, as well as increased selling, marketing and freight expenses were offset by lower stock-based compensation expense and amounts related to third-party fees and expenses.

Special charges were $33.0 million for the six months ended June 28, 2014 and included $14.9 million related to professional fees and other transaction costs associated with our acquisition of Providência. In addition, we incurred $10.0 million of restructuring and plant realignment costs primarily associated with Fiberweb integration activity in addition to $7.5 million of other costs associated with the integration of Fiberweb. Special charges were $3.5 million for the six months ended June 29, 2013 and included $1.9 million related to our internal redesign and restructuring of global operations initiative and $1.1 million related to restructuring and plant realignment costs.

Operating income for the six months ended June 28, 2014 was $1.0 million compared with operating income of $17.7 million in the six months ended June 29, 2013. The overall decrease in operating income was primarily driven by higher special charges, the impacts of purchase accounting adjustments associated with the acquisition of Fiberweb and Providência as well as lower net spreads. The Company reported a net loss of $31.6 million for the six months ended June 28, 2014 compared with a net loss of $14.1 million for the six months ended June 29, 2013.

Adjusted EBITDA for the six months ended June 28, 2014 was $103.9 million compared with $63.7 million for the six months ended June 29, 2013. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

FINANCIAL METRICS

Net debt (defined as total debt less cash balances) as of June 28, 2014 was $1,287.7 million compared with $810.6 million as of December 28, 2013. Capital expenditures for the six months ended June 28, 2014 were $33.8 million. Operating working capital (defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities) was $117.3 million as of June 28, 2014, or 6.0% of net sales, compared with $43.5 million as of December 28, 2013, or 2.7% of net sales.

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PGI Reports Second Quarter 2014 Results

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the Company’s financial performance that is different from measures calculated and presented in accordance with GAAP within the meaning of applicable Securities and Exchange Commission rules. A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the Company’s indenture and credit agreements, Adjusted EBITDA is generally calculated as net income (loss) before interest expense, income and franchise taxes and depreciation and amortization, further adjusted to exclude the effects of currency and certain unusual, non-cash, non-recurring and other items permitted in calculating covenant compliance under the indenture governing the Senior Secured Notes, the Term Loans and in our ABL Facility. With certain exceptions, it is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans. In addition, the Company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

Polymer Group, Inc. is a leading global, technology-driven developer, producer and marketer of engineered materials, and one of the world's leading producers of nonwovens. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The Company operates 24 manufacturing and converting facilities in 14 countries throughout the world.

EARNINGS CONFERENCE CALL

PGI will conduct an investor conference call, including presentation slides, starting at 10:030 a.m. ET on Tuesday, August 12, 2014. A live webcast of the conference call and presentation material can be accessed by visiting PGI's investor relations website at www.polymergroupinc.com. The number to call for the live interactive teleconference is (877) 703-6106 or (857) 244-7305 and entering the passcode, 85872325. A replay of the conference call will be available until August 19, 2014, by dialing (888) 286-8010 or (617) 801-6888 and entering the passcode, 34895676. Shortly after the conclusion of the conference call, a webcast replay will be made available at www.polymergroupinc.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward‑looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward‑looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance

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PGI Reports Second Quarter 2014 Results

our operations and make necessary capital expenditures; the ability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; the ability to achieve successful or timely start-up of new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:
Dennis Norman
Chief Financial Officer
(704) 697-5186
normand@pginw.com

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PGI Reports Second Quarter 2014 Results

POLYMER GROUP, INC.
Consolidated Statements of Operations
(In Thousands)

Unaudited

	Three Months Ended June 28, 2014	Three Months Ended March 29, 2014	Three Months Ended June 29, 2013
Net sales	$439,898	$422,584	$291,538
Cost of goods sold	(353,987)	(348,694)	(241,148)
Gross profit	85,911	73,890	50,390
Selling, general and administrative expenses	(65,373)	(55,534)	(39,371)
Special charges, net	(24,264)	(8,711)	(1,750)
Other operating, net	(3,855)	(1,069)	(964)
Operating income (loss)	(7,581)	8,576	8,305
Other income (expense):
Interest expense	(31,655)	(17,906)	(12,323)
Foreign currency and other, net	10,003	4,959	(900)
Income (loss) before income taxes	(29,233)	(4,371)	(4,918)
Income tax (provision) benefit	5,387	(5,700)	(2,988)
Net income (loss)	(23,846)	(10,071)	(7,906)
Less: Earnings attributable to noncontrolling interests	(2,277)	(16)	—
Net income (loss) attributable to Polymer Group, Inc.	$(21,569)	$(10,055)	$(7,906)

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PGI Reports Second Quarter 2014 Results

POLYMER GROUP, INC.
Consolidated Statements of Operations
(In Thousands)

Unaudited

	Six Months Ended June 28, 2014	Six Months Ended June 29, 2013
Net sales	$862,482	$578,620
Cost of goods sold	(702,681)	(482,364)
Gross profit	159,801	96,256
Selling, general and administrative expenses	(120,907)	(73,713)
Special charges, net	(32,975)	(3,554)
Other operating, net	(4,924)	(1,304)
Operating income (loss)	995	17,685
Other income (expense):
Interest expense	(49,561)	(24,407)
Foreign currency and other, net	14,962	(2,320)
Income (loss) before income taxes	(33,604)	(9,042)
Income tax (provision) benefit	(313)	(5,091)
Net income (loss)	(33,917)	(14,133)
Less: Earnings attributable to noncontrolling interests	(2,293)	—
Net income (loss) attributable to Polymer Group, Inc.	$(31,624)	$(14,133)

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PGI Reports Second Quarter 2014 Results

POLYMER GROUP, INC.
Condensed Consolidated Balance Sheets
(In Thousands)

Unaudited

	June 28, 2014	December 28, 2013
ASSETS

Current assets:
Cash and cash equivalents	$211,196	$86,064
Accounts receivable, net	261,658	194,827
Inventories, net	188,986	156,373
Other current assets	112,880	61,414
Total current assets	774,720	498,678

Property, plant and equipment, net	1,037,047	652,468
Goodwill and intangible assets, net	391,730	277,221
Other noncurrent assets	39,236	28,634
Total assets	$2,242,733	$1,457,001

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$333,360	$307,661
Current portion of long-term debt and short-term borrowings	124,396	16,269
Other current liabilities	4,036	4,949
Total current liabilities	461,792	328,879

Long-term debt	1,374,496	880,399
Deferred consideration	48,184	—
Other noncurrent liabilities	134,185	89,180
Total liabilities	2,018,657	1,298,458

Total equity	224,076	158,543
Total liabilities and equity	$2,242,733	$1,457,001

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PGI Reports Second Quarter 2014 Results

POLYMER GROUP, INC.
Selected Financial Data
(In Thousands)

Unaudited

	Three Months Ended June 28, 2014	Three Months Ended March 29, 2014	Three Months Ended June 29, 2013	Six Months Ended June 28, 2014	Six Months Ended June 29, 2013
Selected Financial Data
Depreciation and amortization	$27,513	$24,255	$16,667	$51,768	$32,212
Amortization of loan acquisition costs	1,274	1,026	607	2,300	1,214
Capital expenditures	19,685	14,115	12,183	33,800	26,500
U.S. manufacturing line operating lease expense	2,067	2,067	2,067	4,134	4,134
Non-cash compensation	504	561	2,701	1,065	2,937

Special charges, net
Restructuring and plant realignment costs	$7,287	$3,145	$1,473	$10,431	$3,119
Acquisition and integration costs	16,907	5,465	8	22,372	43
Asset impairment charges	—	—	—	—	—
Other	71	101	269	172	392
Total	$24,265	$8,711	$1,750	$32,975	$3,554

Adjusted EBITDA	Three Months Ended June 28, 2014	Three Months Ended March 29, 2014	Three Months Ended June 29, 2013	Six Months Ended June 28, 2014	Six Months Ended June 29, 2013
The following table reconciles Adjusted EBITDA from the most comparable GAAP measure:
Net income (loss) attributable to Polymer Group, Inc.	$(21,569)	$(10,055)	$(7,906)	$(31,624)	$(14,133)
Noncontrolling interests	(2,277)	(16)	—	(2,293)	—
Interest expense	31,655	17,906	12,323	49,561	24,407
Income and franchise tax	(5,284)	5,882	3,128	598	5,249
Depreciation and amortization	27,513	24,255	16,667	51,768	32,212
Purchase accounting adjustments	3,366	2,438	—	5,804	—
Non-cash compensation	504	561	2,701	1,065	2,937
Special charges, net	24,264	8,711	1,750	32,975	3,554
Foreign currency and other, net	(5,347)	(3,033)	1,914	(8,380)	3,754
Loss on debt modification	—	—	—	—	—
Severance and relocation expenses	972	1,048	2,997	2,020	3,242
Unusual or non-recurring charges, net	627	—	192	627	292
Business optimization expenses	71	62	75	133	125
Management, monitoring and advisory fees	830	845	870	1,675	2,025
Adjusted EBITDA	$55,325	$48,604	$34,711	$103,929	$63,664

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PGI Reports Second Quarter 2014 Results

POLYMER GROUP, INC.
Selected Financial Data (Continued)
(In Thousands)

Unaudited

Adjusted EBITDA	Trailing Twelve Months Ended June 28, 2014	Trailing Twelve Months Ended December 28, 2013

Net income (loss) attributable to Polymer Group, Inc.	$(43,620)	$(38,238)
Noncontrolling interests	(2,327)	(34)
Interest expense	81,128	55,974
Income and franchise tax	(39,127)	(22,227)
Depreciation and amortization	91,365	71,692
Purchase accounting adjustments	12,794	6,967
Non-cash compensation	2,457	4,329
Special charges, net	62,609	33,188
Foreign currency and other, net	(445)	11,689
Loss on debt modification	3,334	3,334
Severance and relocation expenses	3,721	4,943
Unusual or non-recurring charges, net	1,293	958
Business optimization expenses	327	319
Management, monitoring and advisory fees	3,505	3,855
Proforma Adjusted EBITDA contribution from Fiberweb Acquisition	12,537	37,946
Proforma Adjusted EBITDA contribution from Providencia Acquisition	50,013	—
Proforma Adjusted EBITDA contribution from estimated synergies	42,602	35,716
Adjusted EBITDA (Term Loans and Senior Unsecured Notes)	282,166	210,411
Portion of synergies above allowed amount in Senior Secured Notes	(14,385)	(14,675)
Adjusted EBITDA (Senior Secured Notes)	$267,781	$195,736

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